Exhibit (2)(a)(2)

IQIA GLOBAL CURRENCY INCOME FUND INC.

ARTICLES OF AMENDMENT

IQIA Global Currency Income Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Global Currency Strategy Income Fund Inc.

SECOND: The foregoing amendment to the Charter was approved by the sole director of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH: The sole director of the Corporation, by written consent, authorized the attestation of these Articles of Amendment by Justin Ferri, Vice President of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Vice President this 4th day of August, 2005.

ATTEST:	IQIA GLOBAL CURRENCY
INCOME FUND INC.

/S/ JUSTIN FERRI	By:	/S/ MITCHELL M. COX
Justin Ferri		Mitchell M. Cox
Vice President		President